Exhibit 5.1

McCarthy Tétrault LLP Suite 5300, TD Bank Tower Box 48, 66 Wellington Street West Toronto (Ontario) M5K 1E6 Canada Tel: 416-362-1812 Fax: 416-868-0673

October 30, 2024

Aptose Biosciences Inc.

66 Wellington Street West

Suite 5300, TD Bank Tower, Box 48

Toronto, Ontario, M5K 1E6

Dear Sir/Mesdames:

We have acted as Canadian counsel to Aptose Biosciences Inc. (the “Company”) in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-1 (File No. 333-281201) filed with the Commission on October 30, 2024 and each amendment thereto (collectively, the “Registration Statement”), relating to the issuance and sale by the Company (the “Offering”) of up to: (i) 21,528,525 common shares of the Company (the “Offered Shares”), (ii) 10,764,263 warrants (the “Warrants”) to purchase 10,764,263 common shares (the “Warrant Shares”) and, (iii) 21,528,525 pre-funded warrants (the “Pre-Funded Warrants”) to purchase common shares (the “Pre-Funded Warrant Shares”) assuming an issue price of US$0.3716 pursuant to the terms and subject to the conditions of a placement agency agreement (the “Placement Agency Agreement”) to be entered into between the Company and A.G.P./Alliance Global Partners (the “Placement Agent”).

Pursuant to the Placement Agency Agreement, the Company will agree to issue to the Placement Agent, as partial compensation for its services, up to 861,141 common share purchase warrants (each, a “Placement Agent Warrant”) to purchase up to 861,141 common shares (the “Placement Agent Warrant Shares”), representing 4.0% of the Offered Shares sold in the Offering, assuming an issue price of US$0.3716. Each Placement Agent Warrant will entitle the holder to purchase one common share (at a price equal to 110% of the price at which the Offered Shares are sold to the public), per Placement Agent Warrant Share for a period of five years following the closing of the Offering.

The Offered Shares, Warrants, Warrant Shares, Pre-Funded Warrants, Pre-Funded Warrant Shares, Placement Agent Warrants and Placement Agent Warrant Shares are collectively referred to herein as the “Offered Securities”.

Scope of Review, Assumptions and Qualifications

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, facsimiled or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)	the Registration Statement, including the prospectus contained therein;

(b)	the Placement Agency Agreement;

(c)	the form of Warrants filed as an exhibit to the Registration Statement;

(d)	the form of Pre-Funded Warrants filed as an exhibit to the Registration Statement;

(e)	the form of Placement Agent Warrant filed as an exhibit to the Registration Statement;

(f)	the articles and by-laws of the Company;

(g)	a certificate of compliance dated October 30, 2024 issued in respect of the Company pursuant to the Canada Business Corporations Act (the “Certificate of Compliance”); and

(h)	a certificate of Fletcher Payne, the Senior Vice President, Chief Financial Officer and Chief Business Officer of the Company, as to certain factual matters dated the date hereof.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that such documents constitute or will constitute valid and binding obligations of the parties thereto. We have also assumed that the Certificate of Compliance will continue to be accurate as at the date of issuance of any Offered Securities.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the delivery of any such Offered Securities, the authorization to issue the Offered Securities pursuant to the Placement Agency Agreement will not have been modified or rescinded by the board of directors of the Company and there will not have occurred any change in law affecting the validity or enforceability of such issuance of Offered Securities. We have also assumed that neither the issuance and delivery of the Offered Securities, nor the compliance by the Company with the terms of the Placement Agency Agreement, will violate any applicable federal, provincial or state law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

The opinions expressed herein are limited to the federal laws of Canada applicable therein (the “Applicable Law”).

Opinion

Based upon and subject to the foregoing, we are of the opinion that:

1.

The Offered Shares, when issued, sold and delivered in the manner and for the consideration stated in the Placement Agency Agreement, and upon payment of the consideration provided therein to the Company, will be validly issued as fully paid and non-assessable common shares of the Company.

2.

The Warrant Shares, when issued and delivered upon exercise of the Warrants in accordance with their terms, and upon payment of the exercise price thereof, will be validly issued as fully paid and non-assessable common shares of the Company.

3.

The Pre-Funded Warrant Shares, when issued and delivered upon exercise of the Pre-Funded Warrants in accordance with their terms, and upon payment of the exercise price thereof, will be validly issued as fully paid and non-assessable common shares of the Company.

4.

The Placement Agent Warrant Shares, when issued and delivered upon exercise of the Placement Agent Warrants in accordance with their terms, and upon payment of the exercise price thereof, will be validly issued as fully paid and non-assessable common shares of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Yours truly,

(s) McCarthy Tétrault LLP